EXHIBIT 14.1
Avanade Code of Business Ethics
July 2004

Table of Contents

I. Introduction	3
1. Our Core Values	3
II. Customers and the Marketplace	4
1. Customer Value Creation	4
2. Competition and Fair Dealing	4
3. Treatment of Competitors	4
4. Protection of Customer and Third-Party Information and IP	4
5. Government Contracting	4
6. Accurate Invoicing	5
7. Gifts	5
III. Professional Conduct	6
1. Meritocracy	6
2. Anti-Harassment	6
3. Personal Relationships	6
4. Maintaining a Safe Workplace	6
5. Prior Employment Obligations	6
6. Data Privacy	7
7. Internet, E-mail and Voice Communications	7
8. Personal Activities	7
IV Protection of Avanade Assets	8
1. Avanade Name and Brand	8
2. Avanade Intellectual Property	8
3. Avanade Confidential and Proprietary Information	8
4. Avanade Financial Information	9
5. Avanade Computer Hardware and Electronic Device Protection	9
6. Financial Integrity and Reporting	9
7. Time and Expense Reporting	9
8. Customer Engagements	10
9. Purchasing and Payments	10
10. Archives and Records Management	10
11. Conflicts of Interest; Corporate Opportunities	11
V. Avanade as a Local and Global Citizen	12
1. Compliance with All Laws	12
2. Improper or Questionable Payments	12
3. Insider Trading	12
4. Immigration	12
5. Export Control Laws and Boycotts	12
6. Sanctions and Embargoes	13
7. The Environment	13
8. Public Disclosures	13
9. Political and Charitable Contributions and Activities	13
10. Lobbying and Dealing with Government	13
VI. Our Responsibility	14
VII. Where to Go for Help	15

I.	Introduction
Our Core Values
Avanade is grounded in a set of core values that we embrace and consistently strive to implement in our daily work.
•	Be Customer Obsessed

•	Be Results Focused

•	Achieve Through Teamwork

•	Balance our Stakeholder Interests

•	Demonstrate a Passion for Technology

•	Treat People with Dignity and Respect

•	Drive Global Excellence in Delivery
These core values serve as a compass to guide our decision-making at a company and individual level. Together, we put these values into practice to build a deeply skilled, world-class, global company. Our ongoing commitment to these values is necessary to ensure that we will operate with the highest ethical standards and achieve our vision:
          To be the world’s premier technology integrator
The Avanade Code of Business Ethics describes and reinforces conduct that is based on our guiding core values, consistent with our policies and practices, and essential to Avanade’s legal and regulatory compliance obligations. In the Avanade Policies website, the Code provides direct links to underlying Avanade policies, which continue as always to offer detailed ethical, legal and policy guidance. The Code does not link to or reference all Avanade Policies, but highlights and reinforces key areas of ethical and legal conduct, which are central to our business activities and essential to us as representatives of Avanade.
Each of us has a duty to become familiar with the issues of ethical conduct and legal compliance covered here and to abide by these principles and our policies in all of our business relationships and activities. Any waiver of the Code for any member of the Leadership Team or Board of Directors may be made only by the Board or a committee of the Board, and will be promptly disclosed to shareholders. Likewise, any amendment to the Code will be disclosed promptly in accordance with any applicable legal or listing requirements.
We share responsibility as Avanade people to apply the principles of our Code of Business Ethics in every decision we make affecting our people, our customers and Avanade. We also are each responsible for reporting violations and for protecting from retaliation those who report their concerns.

II. Customers and the Marketplace
Avanade strives to create value for its customers. In so doing, it is essential that we conduct our business activities in a manner that is lawful and fair, with the highest level of integrity, to our people, our customers, other stakeholders and our communities.
Customer Value Creation
Avanade commits to provide quality service to its customers—collaborating with them to shape opportunities that are value-driven, placing their interests first and providing excellence in delivery.
Competition and Fair Dealing
Avanade abides by all laws and regulations that promote fair and open competition among companies, including the U.S anti-trust laws, the European Union competition laws, and similar national laws in other countries. In no case will Avanade engage in activity that has the effect of restraining competition, such as agreements to fix prices.
While Avanade people are encouraged to compete vigorously in the marketplace, each person must conduct our business affairs in a fair and lawful manner and avoid all forms of deceptive conduct or unfair advantage through manipulation, concealment, misrepresentation of material fact or otherwise.
Treatment of Competitors
Avanade will always compete aggressively, but will treat its competitors fairly. Avanade will market its services and solutions on their merits and will not disparage or provide misleading information about its competitors.
While gathering information about Avanade’s competitors is a legitimate business activity when done lawfully and ethically, it is never appropriate for Avanade people to obtain information about a competitor through improper means, such as misrepresenting one’s identity, inducing an employee of the competitor to divulge confidential information or gaining improper access to a competitor’s confidential information, directly or through third parties.
Protection of Customer and Third-Party Information and IP
Avanade expects all of its people to take appropriate measures to protect copyrighted or licensed information as well as any confidential or otherwise protected information of our customers and other third parties. This includes understanding and abiding by any applicable contractual restrictions Avanade has agreed to follow with its customers or other third parties. We should not discuss, disclose, copy or otherwise use any copyrighted, licensed, or confidential customer or third-party information without proper authorization from the owner, and then only as authorized and required in our duties with Avanade. Avanade people may not use copyrighted, licensed, or confidential customer or third-party information for personal or other gain or advantage, or to advance the interests of Avanade, except where specifically authorized by Avanade and the affected customer or third-party. It is the responsibility of each of us to take appropriate precautions to make sure unauthorized people do not have access to or use such information. In addition, our people should not use third-party copyrighted, patented, or otherwise protected materials without proper authority. Any third party software used must be properly licensed.
Government Contracting
Throughout the world, Avanade provides services to government entities at all levels. Almost every country or jurisdiction in which Avanade conducts business has laws and regulations selling forth procedures and requirements for contracting with the government. Avanade is committed to complying with all applicable government contracting laws and regulations. All Avanade people who serve government customers are responsible for understanding the legal requirements and restrictions that apply to such work.

Accurate Invoicing
Avanade people responsible for creating customer and other third party invoices must use utmost care to prepare accurate invoices. Each and every invoice Avanade issues should be based upon accurate and complete information and should be in compliance with the underlying contractual arrangements.
Gifts
Avanade expects that there may be occasions where offering or receiving social amenities or exchanging business courtesies is appropriate to foster goodwill and enhance business relationships (for example, meals and entertainment with private commercial entities that are reasonable and directly linked to the development of Avanade business and otherwise in accordance with Avanade policies).
Avanade places primary reliance on the good judgment and good taste of its people. In any situation where there is a question, one should always disclose the situation and consult others. However, no gift, money or anything of value may be offered, given or received, if it is:
(a) In violation of the policies or regulations of the other organization (appropriate Avanade leadership is responsible for understanding those policies and regulations and communicating them to their teams);
(b) Exchanged with the intent or purpose of receiving a comparable benefit in return, or if it could reasonably appear to have been made with the hope or prospect of gaining inappropriate commercial favor or benefit;
(c) Not recorded properly in accordance with Avanade’s expense and reporting policies;
(d) Illegal; or
(e) Otherwise in violation of Avanade policies.
In no event does Avanade authorize or condone commercial bribery (in certain Avanade functional areas, such as procurement, more stringent policies may apply).

III. Professional Conduct
Avanade is committed to appropriate, professional conduct in the workplace and in our work-related activities. Our professional conduct is an integral part of Avanade’s image and business impact in the world at large. It is grounded in our core value of treating people with dignity and respect.
Meritocracy
All Avanade people have the right to be treated equitably and to work in an environment that is free from unlawful or unfair discrimination. To achieve this goal, our people have the responsibility to respect the rights of fellow Avanade people by supporting and promoting the principles of meritocracy. This means that career decisions will be driven by an individual’s talents, skills and ability to perform workplace responsibilities as well as business need. Avanade is likewise committed to preserving and enhancing diversity within the organization.
Anti-Harassment
Harassment in any form based on sex, race, age, national origin, disability, religion or any other category protected by law is not only offensive, but may expose Avanade to legal liability. It could seriously undermine the integrity of Avanade’s professional environment as one in which all of its people may grow and succeed as much as possible. Such harassment, which can take the form of verbal comments, physical touching or other inappropriate conduct, is not acceptable in or arising out of the work environment and is not condoned or permitted.
Personal Relationships
Avanade makes substantial efforts to avoid any risk of compromising its professional objectivity and its reputation. Therefore, it is inappropriate for our people to have a personal relationship beyond friendship with those who are subject to their supervision or with whom they have a reporting relationship, or with any outside party with whom they have dealings as a representative of Avanade (this includes customers, contractors, alliance partners and/or vendors).
Maintaining a Safe Workplace
Violent conduct or threats of violent conduct among Avanade people, customers or others are never appropriate and will not be tolerated. Anyone who engages in such conduct in the workplace, brings harmful or threatening materials into any workplace, or otherwise engages in such conduct outside the workplace, will be subject to appropriate disciplinary action.
Avanade endeavors to avoid unsafe working conditions that could affect Avanade people, regardless of who owns the worksite. Any unsafe condition should be immediately reported to a supervisor or to the appropriate local Avanade security official. In addition, for the safety and health of Avanade employees and others, employees and their customers/guests who are present at Avanade facilities are required to be familiar with and follow all safety and emergency procedures posted or adopted by Avanade, including Avanade’s crisis management policy. Avanade people must also be familiar with and follow the safety and emergency procedures applicable to them at customer sites.
Prior Employment Obligations
Avanade respects the continuing obligations that new and prospective Avanade people may have to a prior employer. These may include restrictions on use or disclosure of confidential or proprietary information or restrictions on the incoming employee’s services.
Avanade expects all of its people to uphold their contractual, confidentiality and fiduciary obligations to their prior employers and to notify Avanade immediately if they believe any job activity may conflict with such obligations. Avanade requires that all incoming employees resolve any such impediments to their employment and staffing with Avanade before beginning employment.

Data Privacy
Avanade is committed to respecting and protecting the legitimate interests of its people and third parties in the privacy of their personal data. Many countries in which Avanade operates have specific laws and regulations dealing with the treatment of personal data. The European Union, in particular, has enacted very complex and detailed data privacy laws. Avanade has its Data Privacy Policy, located at http://avanade/intranet/hr/global/policiesprocesses/dataprivacypolicy.doc, which all Avanade people are required to follow.
Internet, E-mail and Voice Communications
Avanade people must exercise good judgment and act in a professional manner whenever using Avanade e-mail or accessing the Internet or any other external electronic system using Avanade information technology resources. This expectation also extends to activities on customer systems or with customer-provided access. All communications relating to Avanade business or using Avanade’s information technology resources are company property and must conform to Avanade’s guidelines for acceptable use of the Internet, e-mail, voice communications and similar electronic media systems. Our people may not use Avanade or customer information technology resources to take or damage the intellectual property rights of third parties, including through any Internet peer-to-peer, file-sharing or other downloading services.
http:/avanade/intranet/it/ehelpdesk/policies/security/AcceptableUsePolicy.doc
http://avanade/intranet/it/ehelpdesk/policies/security/CorplPolicy.doc
http://avanade/intranet/it/ehelpdesk/policies/security/PC-LaptopSecurityPolicy.doc
http://avanade/intranet/it/ehelpdesk/policies/security/PatchPolicy0803.doc
http://avanade/intranet/it/ehelpdesk/policies/security/UserPolicy.doc
Personal Activities
Avanade people may not participate in outside activities that may have a negative impact on the performance of their job, conflict with their obligations to Avanade, or otherwise reflect adversely upon Avanade’s business, image or reputation. Just as in our business activities, our personal activities must be undertaken with the utmost integrity. This principle extends to how we conduct our personal financial and tax affairs, and requires that we do so in a manner that does not adversely impact the business, image or reputation of Avanade.

IV. Protection of Avanade Assets
Avanade people are expected to use the highest level of care to safeguard, protect and enhance the assets of Avanade, and use them only for legitimate business purposes, consistent with our core value of balancing stakeholder interests. Such assets include all physical property of Avanade as well as intangible property, including our brand, all forms of intellectual property and our reputation.
Avanade Name and Brand
The Avanade name and brand identity are powerful and valuable assets that differentiate us from our competitors. Our words and actions as Avanade people and the business decisions Avanade makes must support and advance Avanade’s name, brand identity, brand positioning and personality. We go to market with one global brand, and we must treat the Avanade name and brand in all activities and transactions in a globally consistent manner. No rights to use our name or brand should ever be granted to third parties except with appropriate approvals and in accordance with naming and brand policies.
http://avanade/intranet/mcc/compres/branding.cntxml
Avanade Intellectual Property
Avanade expects its people to protect and help develop its intellectual property. In keeping with that philosophy, Avanade endeavors to protect to the greatest extent permissible, in engagement contracts or otherwise, its intellectual property rights. Similarly, Avanade will aggressively seek appropriate protection of its intellectual property, including copyright and patent protection. All work-product of Avanade people created during their employment with the company and relating to Avanade’s present or future business is the exclusive property of Avanade. All our people are expected to help identify and secure protection for these innovations.
Avanade Confidential and Proprietary Information
All Avanade people have a personal responsibility to protect Avanade confidential and proprietary information, and the confidential and proprietary information of Avanade’s parents, against disclosure and improper use. It is especially important in our electronic environment that Avanade people take all necessary measures to prevent unauthorized disclosure of such information, including maintaining strict adherence to our information security policies, communication policies, and agreements governing proper use or disclosure. Our people may only disclose such information with proper authority to those with a need to know, or pursuant to legal mandate with approval and assistance from the Legal Department. Generally speaking, confidential and proprietary information includes any information or material, not generally available to the public, generated, collected or used by Avanade that relates to its business, research and development activities, customers or people. Our people should never use confidential Avanade information for personal gain or advantage.
Obligations with respect to Avanade’s confidential and proprietary information continue to apply even after association with Avanade ends.

Avanade Financial Information
Avanade is a privately held company, and therefore it is important that our financial information is maintained as strictly confidential. Avanade employees are not to share Avanade financial information with any third party without first (a) obtaining a signed nondisclosure agreement and (b) getting approval from the Chief Financial Officer, Treasurer, Controller, or their identified designee.
http://avanade/intranet/finance/Treasury/Requests for Financial Information.doc
Avanade Computer Hardware and Electronic Device Protection
Avanade people are responsible for protecting the computer hardware and other electronic devices issued to them from theft or use by unauthorized persons, by following all recommended security practices. It is the responsibility of each of us to keep our assigned equipment within our control or to exercise appropriate safety precautions to secure and protect our equipment when unattended in accordance with all recommended security measures to prevent unauthorized access by others to such equipment.
http://avanade/intranet/it/ehelpdesk/policies/security/PC-LaptopSecurityPolicy.doc
Financial Integrity and Reporting
Avanade requires compliance with Generally Accepted Accounting Principles (“GAAP”) and Avanade’s system of internal accounting and auditing controls. Our people must maintain and present Avanade’s accounting and financial records, as well as reports produced from those records, in accordance with the laws of each applicable jurisdiction. These records and reports must accurately and fairly reflect, in reasonable detail, Avanade’s assets, liabilities, revenues and expenses. All transactions must be recorded accurately using the proper charge number and in the proper accounting period and be supported by reasonably detailed documentation.
Time and Expense Reporting
All Avanade people are responsible for submitting timely, accurate and complete time and expense reports, in accordance with GAAP, Avanade’s policies and country regulations, using the time and expense reporting tools designated in each country. The time and expense reports form the foundation of business documents, such as customer invoices, so any knowing misrepresentation on these documents is unacceptable. Our people are responsible for all time and expenses reported—even if the time report is completed on their behalf by someone else—and they must submit the required documentation, in accordance with local policies, laws and regulations. In certain instances the time and expenses must also comport with our customers’ policies, so it is each consultant’s responsibility to be aware of and comply with such policies.
http://avanade/intranet/Finance/TE/Avanade_time_and_expense_policy.doc

Customer Engagements
To ensure effective business and financial control of Avanade’s customer engagements, appropriate approval and authorization must be obtained when engaging with customers and making commitments on behalf of Avanade. This process ensures that the appropriate people will review decisions to commit the company, that the business engagement is valid, that goods or services can be provided to the required specifications, and that the invoice meets legal requirements and is otherwise compliant with our policies.
http://avanade/intranet/finance/Home/GD06.xls
http:/avanade/intranet/legal/Main/SigningAuthority.xls
Purchasing and Payments
To ensure effective business and financial control of Avanade’s expenditures, appropriate approval and authorization must be obtained for purchasing commitments and invoice payments made by Avanade. This process ensures that the appropriate people will review decisions to commit the company to incur expenditures, that the business expense is valid, that goods or services have been received to the required specifications, and that the invoice meets legal requirements and is otherwise compliant with our purchasing policies. None of our people may knowingly cause or direct Avanade to purchase goods or services of any kind, for itself or for customers, from vendors owned or controlled by relatives of Avanade people.
Avanade should purchase goods and services only on the merits of price, quality, performance and suitability. We will not enter into any improper or illegitimate transactions, or transactions that have the appearance of impropriety or illegitimacy, or that are intended in any way to misrepresent the accounting reports or results of any party to the transaction.
Archives and Records Management
Avanade will manage its archives and records to leverage its knowledge capital, maximize its intellectual property assets, and achieve its business objectives. Further, Avanade shall maintain, manage, store, and dispose of its archives and records in compliance with its contractual obligations and applicable legal and regulatory requirements, such as tax or data privacy laws, which may vary by jurisdiction.
Retention of company records, such as tax materials or documents that are required in legal proceedings, may be required for compliance with applicable laws. Also, destruction of records that relate to disputes or legal proceedings matters may be improper and even unlawful.
Avanade people must contact the Legal Department immediately whenever they have notice that litigation or any government investigation is threatened or initiated against Avanade, to allow proper preservation of documents that might otherwise be subject to routine destruction under Avanade’s records management policy. Avanade prohibits the unlawful destruction or alteration of any materials relevant to such an investigation or litigation. Once the Legal Department receives notice of threatened or actual litigation or an investigation, it will notify the appropriate Avanade people and direct that relevant categories of records be retained until further notice.

Conflicts of Interest; Corporate Opportunities
All Avanade people must avoid any situations that hold the potential for anyone to act in a way that is not in the best interests of Avanade. We should endeavor to avoid even the appearance of a conflict of interest. In no event, should Avanade people use their position, knowledge of Avanade or contacts for personal gain. It is not possible to identify all situations that could create a conflict of interest or the appearance of one; Avanade places primary reliance on the good judgment and integrity of its people. In any situation where there is a question, one should always disclose the situation and consult with others.
All Avanade people are responsible for ensuring that their personal interests, investments and activities (including those of family members) do not conflict with their objectivity or independent judgment, or Avanade’s best interests or any other obligations to customers or Avanade.
None of our people shall make decisions for or recommendations to Avanade concerning third parties (whether customers, alliance partners, venture portfolio companies, vendors or others) in which they have any direct or indirect financial or other interest without full, prior disclosure of such interest to an appropriate member of the management team. (For General Managers, the disclosure must be to the CFO or CEO. With respect to any Officer of Avanade, the disclosure must be to the Board of Directors.)
Avanade people may not take for themselves opportunities that are discovered or created through the use of Avanade property, information, relationships or position, nor use them for personal gain. All Avanade people have a duty to advance the legitimate interests of Avanade when the opportunity to do so arises.

V. Avanade as a Local and Global Citizen
As part of being one global network acting with integrity, every Avanade person must understand that Avanade is committed to being a good local and global citizen, as grounded in our core value of commitment to global excellence.
Compliance with All Laws
Avanade and all of its people will comply with all applicable laws throughout the world.
Improper or Questionable Payments
Avanade people will not make, promise to make, offer, or authorize any unlawful, improper, or questionable payments or commitments of company funds to customers, vendors, government officials or agencies, government employees, political parties or candidates, or any other entities or individuals anywhere in the world for the purpose of obtaining or retaining business or securing any improper advantage, directly or indirectly. In addition, Avanade prohibits any undisclosed, unrecorded or falsely recorded transactions as well as any payments made for other than their intended purpose.
In any case where our people may have questions about the propriety of a payment, gift or benefit, they must obtain advance approval from an Area General Manager in conjunction with the Legal Department.
Insider Trading
Many countries have laws prohibiting the use or disclosure of material, non-public or “insider” information —information that is generally not available to the public and that could, if publicly known, affect the market price of the securities of Avanade (if such securities are publicly traded), a customer or another third party. Generally speaking, if that information is “material,” meaning that it is information a reasonable investor would likely consider important in deciding whether to buy or sell securities and that could affect the price of the security, then Avanade people possessing it may not buy or sell Avanade or its parents’ securities (or its customer’s or any third-party’s securities) nor provide that material information to others, until such time as the information becomes public.
Immigration
Avanade complies with the immigration laws of the locations in which its people are working. All people hired by Avanade must possess valid and current authorization to work in their country of employment. Our people working outside of their home country must obtain all appropriate visas and work permits required by law prior to arrival in the host location.
Export Control Laws and Boycotts
Avanade will comply with applicable export control and anti-boycott laws and regulations in the countries within which Avanade operates. Export control laws may restrict the export or re-export of goods, software and technology that originate in a country in which Avanade operates. Export law may also restrict shipments of certain foreign-made products incorporating Avanade technology and software as well as transfers of controlled technology to certain foreign nationals, whether in the local country or abroad.
Anti-boycott regulations may prohibit Avanade from participating in certain activities. Examples of these types of activities are: requests or agreements to refuse to do business with certain countries or companies, to provide information about business relations with certain countries or companies or to discriminate against, or provide information about, individuals or companies on the basis of race, religion, gender, national origin or nationality. In some cases, Avanade may be required to report to the government situations in which we are requested to participate in any of the foregoing. Avanade will comply with all applicable regulations of this nature.

Sanctions and Embargoes
Avanade will comply with applicable laws and regulations related to sanctions and embargoes imposed by countries within which Avanade operates. Various governments have programs of economic and trade sanctions against certain countries, terrorists, terrorism-sponsoring organizations, entities involved in the proliferation of weapons of mass destruction, and international narcotics traffickers. In some cases, even an indirect facilitation of a transaction is prohibited.
The Environment
Avanade is committed to the protection of the environment and will comply with all applicable environmental laws and regulations of the countries in which it conducts business.
Public Disclosures
Avanade is committed to full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the U.S. Securities and Exchange Commission and in other public communications it makes.
Political and Charitable Contributions and Activities
The law in many countries sets strict limits on contributions by corporations and government contractors to political parties and candidates, and violators are subject to very serious penalties. Because of the complexity, variability and severity of laws governing corporate political activities, Avanade, its people and agents will not engage in any corporate political activities without first obtaining written consent from the Avanade Legal Department and, in all cases, only for proper and legal purposes. Our people remain free, however, to make personal political contributions in their personal capacity as they deem appropriate; in no event will Avanade reimburse such expenditures. Cash or in-kind contributions to political candidates and organizations using Avanade resources are prohibited.
The company, however, does not endorse political activities that any person undertakes as a private individual. Use of the Avanade name to endorse a political activity or event is not permitted.
Avanade supports community involvement by its people as private individuals. Use of the Avanade name to endorse a charitable organization or event, is not permitted without prior approval by an appropriate member of the management team.
Lobbying and Dealing with Government
Communications with federal or national, state or provincial, or local officials and their staff by Avanade people or retained consultants may result in an obligation on Avanade to register as a lobbyist or employer of a lobbyist or the need to comply with other regulatory requirements in various jurisdictions. In addition, contact with U.S. government officials by non-U.S. citizens may require registration under the Foreign Agents Registration Act. Before contacting government officials on behalf of Avanade or its customers, our people should obtain the approval of the Legal Department.

VI. Our Responsibility
As employees of Avanade, we acknowledge that violating any of these principles, including our obligation to report violations or to cooperate in any investigation of suspected violations, breaks our trust with Avanade and our customers and opens us to individual disciplinary action, including termination, and perhaps to legal liability. All Avanade people are expected to become familiar with this Code and Avanade’s policies and must comply with them at all times. Please note that nothing in this Code constitutes a contract of employment with any Avanade person.
Each of us is responsible for being alert and for reporting any violations or suspected violations of these principles either through normal reporting relationships, to any member of management or through the Avanade Business Ethics Line described below.
All Avanade people are encouraged to report any potentially unlawful, unethical, or fraudulent activity, including any concerns about questionable accounting or auditing matters, or any other activity that causes them concern, and should rest assured that such reporting will not be the basis for retaliation or other disciplinary action.
Each of us certifies our compliance with this Code when we file our time reports. We also may be asked periodically to certify our compliance with this Code or various specific policies.
This Code shall also apply as appropriate to members of our Board of Directors and others as they act on behalf of Avanade.

VII. Where to Go for Help
In the event that you have questions about the Avanade Code of Business Ethics, any Avanade policy, or whether past or contemplated conduct may present ethical or legal issues, a number of resources are available. Depending on the circumstances, you may want to discuss the issue with a direct manager, a Human Resources representative, or a member of the Legal Department. Alternatively, questions may be sent to Legal at “Legal@avanade.com.” Also, the Ethics and Compliance Homepage offers a convenient, single-source gateway to information about the Avanade Ethics and Compliance Program.
To allow for the reporting of any ethical concerns directly and, if desired, on an anonymous basis, Avanade has set up the Avanade Business Ethics Line. This service is operated by an outside agency on our behalf, to receive and pass on reports to an appropriate person within Avanade for investigation and follow up. You may access the Avanade Business Ethics Line 24 hours a day, seven days a week, by dialing (or calling collect) + 1 (888) 310-7733.
In addition to the foregoing mechanisms, you may direct any concerns about our business ethics or conduct, securities laws and regulations, accounting standards, or Avanade’s financial statements, accounting practices, internal accounting controls, or auditing mailers to the Chairman of the Audit Committee, in care of the General Counsel and Secretary at generalcounsel@avanade.com.
This Code of Business Ethics is part of the Avanade Ethics and Compliance Program, adopted under the auspices of our Board of Directors and directed by our Compliance Officer (currently the Internal Audit Manager) under the oversight of the Audit Committee of the Board.